UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2013

ENERJEX RESOURCES, INC.

(Exact Name of Registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-30234	88-0422242
(Commissioner File Number)	(IRS Employer Identification No.)

4040 Broadway, Suite 508, San Antonio, Texas 78209

(Address of principal executive offices)

(210) 451-5545

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act of (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act of (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Officers.

New Director Appointment

On June 6, 2013, the Board of Directors (the "Board") of EnerJex Resources, Inc. (the "Company") authorized the increase in the board size from four to five directors, and appointed a new member, Richard Menchaca, effective immediately, to fill the vacancy. There is no arrangement or understanding between Mr. Menchaca or any other person pursuant to which he was appointed as a director, and he has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Menchaca will serve as a member on the Audit Committee of the Board.

Item 5.07.  Submission of Matters to a Vote of Security Holders

The annual meeting of stockholders of the Company was held on June 6, 2013.  At the annual meeting, the following matters were submitted to a vote of the Company’s security holders with the results indicated:

Proposal 1 - Election of Directors

The following nominees were elected directors to serve as such for one year or until their successors have been duly elected and qualified: Robert G. Watson, Jr., Lance Helfert, R. Atticus Lowe, and James G. Miller.  Details concerning the votes relative to each nominee are set forth below:

Nominee	For	Withheld	Against

Robert G. Watson, Jr.	42,106,144	5	0
Lance Helfert	42,106,143	5	1
R. Atticus Lowe	42,106,143	5	0
James G. Miller	42,106,144	5	0

Proposal 2 – Conduct Advisory Vote on the Compensation of Named Executive Officers.

Stockholders approved the compensation of the Company’s named executive officers, as disclosed in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on May 22, 2013. Details concerning the vote on proposal 2 are set forth below:

For	42,106,138
Against	2
Withheld	9

Proposal 3 – Conduct an Advisory Vote on the Frequency of the Advisory Votes on the Compensation of Named Executive Officers.

Stockholders approved “three year” for the frequency on a vote to advise the Company on the compensation of its named executive officers. Details concerning the vote on proposal 3 are set forth below:

One Year	1
Two Year	462,915
Three Year	41,143,215
Against	2
Withheld	11

 Based on the votes set forth above, the stockholders have advised that they approve of a frequency of an advisory vote on the compensation of the Company’s named executive officers every three (3) years. In light of the vote of the stockholders on this proposal, the Company has determined to hold future advisory stockholder votes on the compensation of its named executive officers every three (3) years until the next required stockholder vote on the frequency of such votes is held or until the Board otherwise determines that a different frequency for such advisory stockholder votes is in the best interests of the Company’s stockholders.

Proposal 4 – Adoption of 2013 Stock Incentive Plan

Stockholders approved the adoption of the 2013 Stock Incentive Plan, reserving 5,000,000 shares of common stock under the plan. Details concerning the vote on proposal 4 are set forth below:

For	42,105,957
Against	183
Withheld	9

Proposal 5 – Amendment to Amended and Restated Articles of Incorporation to Increase Common Stock to 250,000,000

Stockholders approved the amendment to Amended and Restated Articles of Incorporation to increase the common stock from 100,000,000 to 250,000,000. Details concerning the vote on proposal 5 are set forth below:

For	45,023,422
Against	5
Withheld	9

 Proposal 6 – Amendment to Amended and Restated Articles of Incorporation to Increase Preferred Stock to 25,000,000

Stockholders approved the amendment to Amended and Restated Articles of Incorporation to increase the preferred stock from 10,000,000 to 25,000,000. Details concerning the vote on proposal 6 are set forth below:

For	42,106,127
Against	13
Withheld	9

 Proposal 7 – Amendment to Amended and Restated Articles of Incorporation to add a provision that causes our obligations under Article X to survive any amendment or modification.

Stockholders approved the amendment to Amended and Restated Articles of Incorporation to add a provision to allow Article X to survive any amendment or modification there, with respect to claims that may arise or accrue prior to the date of the amendment or modification. Details concerning the vote on proposal 7 are set forth below:

For	41,843,214
Against	262,920
Withheld	9

Proposal 8 – Authorization of Board of Directors to Effect a Reverse Stock Split of the Outstanding Shares of Common Stock at an exchange ratio of not less than 1-for-2 and no more than 1-for-25.

Stockholders approved authorizing the Board of Directors to effect a reverse stock split of the outstanding shares of common stock at an exchange ratio of not less than 1-for-2 and no more than 1-for-25. Details concerning the vote on proposal 8 are set forth below:

For	39,710,486
Against	262,935
Withheld	15

Proposal 9 – Adoption of Amended and Restated Bylaws

Stockholders approved the Amended and Restated Bylaws, which changed the name of the company from Millennium Plastics Corporation to EnerJex Resources, Inc. Details concerning the vote on proposal 9 are set forth below:

For	45,023,424
Against	3
Withheld	10

Proposal 10 - Ratification of Appointment of Independent Registered Public Accounting Firm

Stockholders ratified the appointment of L.L. Bradford & Company, LLC as the Company’s independent registered public accounting firm for the year ending December 31, 2013.  Details concerning the vote on proposal 10 are set forth below:

For	44,994,416
Against	0
Withheld	8

The Company solicited proxies relative to each of the foregoing proposals and, as to proposal 1, each nominee pursuant to Regulation 14A under the Securities Exchange Act of 1934.  No proxies were solicited in opposition to any of the proposals.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

99.1 Press Release dated June 11, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.,

Date: June 11, 2013	By:	/s/ Robert G. Watson, Jr.
Robert G. Watson, Jr. Chief Executive Officer and
President